RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS PROVIDES UPDATE REGARDING 2010
FORM 10K & FY 2011 Q1 10Q

(TUSTIN, CA) May 24, 2011/Marketwire – Radient Pharmaceuticals Corporation (“RPC”) (AMEX:RPC), a US-based company specializing in the research, development, and international commercialization of in vitro diagnostic (IVD) cancer tests, announced today, that it intends to file its Annual Report on Form 10-K for the year ended December 31, 2010 after market today and anticipates filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 on or before the close of business on Tuesday, June 7, 2011.

In the Form 10-Q, the Company expects to report revenues of approximately $31,000 and a net loss in the range of $10.6 – $12 million compared with net loss of approximately $2.6 million for the three months ended March 31, 2010. The Company also expects to report stockholders deficit in the range of approximately $13.6 - $15.0 million for the quarter ended March 31, 2011, as compared to a deficit of approximately $52.9 million for the quarter ended March 31, 2010.

The foregoing contains forward-looking statements regarding the Company’s anticipated financial results for the three months ended March 31, 2011, which are preliminary and subject to adjustment following completion of financial review procedures. Actual results may differ from the estimates of preliminary results.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our Company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@Radient-Pharma.com or 1.206.310.5323.

Forward-Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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